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                                                                  Exhibit 3.1(b)

                        FORM OF CERTIFICATE OF AMENDMENT
                                       TO
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                    DIAMOND TECHNOLOGY PARTNERS INCORPORATED

          Diamond Technology Partners Incorporated, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify:

          FIRST: That the present name of the Corporation is "Diamond Technology Partners Incorporated" and its original Certificate of Incorporation was filed on March 11, 1996 with the Secretary of State of the State of Delaware.

          SECOND: That, at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, recommending that such amendment be approved by the stockholders of the Corporation and calling for consideration by the stockholders at the next annual meeting.

          THIRD: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting a majority of the stockholders of the Corporation voted in favor of the amendment.

          FOURTH: That this amendment to the Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with
Section 242 of the Delaware General Corporation Law of the State of Delaware.

          FIFTH: That the Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

          1. ARTICLE 1 is hereby amended so as to read in its entirety as follows:

          "The name of the corporation is DIAMONDCLUSTER INTERNATIONAL, INC. (the "Corporation")."


          2. Section 4.1 of ARTICLE 4 is hereby amended so as to read in its entirety as follows:

          "4.1  AUTHORIZED SHARES.

          The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is One Hundred Twenty-Two Million (122,000,000) of which (i) One Hundred Million (100,000,000) shall be Class A Common Stock, par value $0.001 per share (the "Class A Common Stock"), (ii) Twenty Million (20,000,000) shall be Class B Common Stock, par value $0.001 per share (the "Class B Common Stock") (the Class A Common Stock and the
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Class B Common Stock are collectively referred to herein as the "Common Stock"), and Two Million (2,000,000) shall be Preferred Stock, par value $1.00 per share (the "Preferred Stock")."

          3. Section 4.2.4 of ARTICLE 4 is hereby amended so as to read in its entirety as follows:

          "4.2.4  Conversion of Class B Common Stock

                    (a) In the event that (i) a share of Class B Common Stock is neither owned beneficially nor owned of record by a Permitted Holder (as defined below) or (ii) if a beneficial or record owner of a share of Class B Common Stock ceases to be a Permitted Holder, each such share of Class B Common Stock shall at that time be automatically and immediately converted to one (1) fully paid and non-assessable share of Class A Common Stock.

                    (b) Upon a conversion of a share or shares of Class B Common Stock into a share or shares of Class A Common Stock as provided in paragraph (a) above, the certificate representing such former share or shares of Class B Common Stock shall immediately and thereafter represent the right to receive a certificate representing the share or shares of Class A Common Stock into which such share or shares of Class B Common Stock have been converted. Such certificate shall be surrendered at the office of the Corporation or of any transfer agent for the Common Stock, and a new certificate representing the number of share or shares of Class A Common Stock into which the former share or shares of Class B Common Stock have been converted shall be issued to the holder of such share or shares. The Corporation or the transfer agent may require such proof of transfer or conversion as may be satisfactory to them in connection with the issuance of such new certificate.

                    (c)  A "Permitted Holder" is:

                         (i) a person who is an employee of the Corporation or any of its majority-owned subsidiaries; or

                         (ii) a corporation, company, limited liability company, partnership or limited partnership controlled by an employee or a group of employees of the Corporation or any of its majority-owned subsidiaries ("control" means the possession, direct or indirect, of the power to direct or to cause the direction of the management and policies of the entity through the ownership of voting securities, by contract, or otherwise); or

                         (iii) a trust for the primary benefit of an employee of the Corporation or any of its majority-owned subsidiaries, or for the primary benefit of such an employee's spouse, lineal ancestors, or lineal descendants; or

                         (iv) the Corporation;

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          provided, however, that a person or entity described in (i), (ii), or
          (iii) above may not be a Permitted Holder unless such person or entity shall have become bound by and become a party to that certain Second Amended and Restated Voting and Stock Restriction Agreement dated August 4, 1997, or any amendment or restatement thereof in effect from time to time; provided further, that a person or entity described in
          (i), (ii), or (iii) above shall cease to be a Permitted Holder on the date that the employee, or, in the case of a group, a majority of the group, referred to therein ceases to be an employee of the Corporation or any of its majority-owned subsidiaries; provided further, that the Corporation shall not be entitled to vote any shares of Class B Common Stock held by it.

                    (d) Beneficial ownership of shares of Class B Common Stock shall be determined as set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor thereto.

                    (e) Shares of Class A Common Stock may not be converted into shares of Class B Common Stock.

                    (f) The Corporation hereby reserves and shall at all times reserve and keep available, out of its authorized and unissued Class A Common Stock, for the purpose of effecting the conversions provided for herein, a sufficient number of shares of Class A Common Stock to effect the conversion of all outstanding shares of Class B Common Stock. All of the Class A Common Stock so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable, and free from liens and charges with respect to the issue. The Corporation will take such action as may be necessary to ensure that all such Class A Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any stock exchange or market on which any shares of the Class A Common Stock are listed or quoted.

                    (g) In any merger, consolidation or business combination, the consideration to be received per share by the holders of Class A Common Stock and Class B Common Stock shall be identical for each class of stock, except that in any such transaction in which shares of Common Stock are to be distributed, such shares may differ as to voting rights to the extent that voting rights differ among Class A Common Stock and Class B Common Stock as provided herein."

                            [signature page follows]

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          IN WITNESS WHEREOF, Diamond Technology Partners Incorporated has
caused this Certificate of Amendment to Restated Certificate of Incorporation to be signed by its duly authorized officer, this ___ day of November, 2000.


                                          By:___________________________________

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